Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
CVB FINANCIAL CORP.

        The undersigned, D. Linn Wiley and Donna Marchesi, do hereby certify:

    1.        That they are and have been at all times herein mentioned the duly elected and acting President and the Secretary, respectively, of CVB Financial Corp., a California corporation (the “Company”).

    2.        That the Board of Directors of the Company adopted the following resolutions on December 15, 2004:

        NOW, THEREFORE, BE IT RESOLVED that the first paragraph of Article Four of the Company’s Articles of Incorporation is amended to read as follows:

    “Four.    This Corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Serial Preferred Stock.” The total numbers of shares of stock which the Corporation shall have authority to issue is One Hundred Seventeen Million Six Hundred Fifty Six Thousand Two Hundred Fifty (117,656,250), of which Ninety Seven Million Six Hundred Fifty Six Thousand Two Hundred Fifty (97,656,250) shall be Common Stock and Twenty Million (20,000,000) shall be Serial Preferred Stock. Upon the amendment of this Article to read as herein set forth each four (4) outstanding shares of Common Stock are split up and converted into five (5) shares of Common Stock.”

    3.        Approval of the foregoing Amendment of the Articles of Incorporation (“Amendment”) by the shareholders is not required pursuant to §902(c) of the California Corporations Code. This Amendment only provides for a stock split and an increase in the authorized shares of Common Stock in proportion thereto. There are no shares of Serial Preferred Stock outstanding.

    4.        This Amendment shall become effective at 5:00 p.m. California time on December 29, 2004.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 21, 2004.

By: /s/ D. Linn Wiley D. Linn Wiley, President

By: /s/ Donna Marchesi Donna Marchesi, Secretary